Exhibit 4.6

DIENSTVERTRAG FÜR ANGESTELLTE	EMPLOYMENT CONTRACT

zwischen	between

ReneSola Engineering International GmbH, Bayerngasse 1/1-3, 1030 Wien, FN 421301 k, (im folgenden Dienstgeber genannt) und Herrn (•) , (in der Folge Dienstnehmer genannt), am heutigen tag wie folgt:

ReneSola Engineering International GmbH, Bayerngasse 1/1-3, 1030 Vienna, FN 421301 k, hereinafter referred to as the ("Company or Employer" )

and

Mr. (•) , hereinafter referred to as the ("Employee" ) as follows:

I. Persönliche Daten des Dienstnehmers	I. PERSONAL DATA OF EMPLOYEE

SV-Nr./Geb. Datum:

Geschlecht:

Familienstand:

Gebortsort:

Staatsangehörigkeit:

Indentitaät nachgewisen durch (Pass, Führerschein, etc. Und Nummer):

Ausweisart: (•), ausgestellt am (•)von (•) Ständiger ordentlicher Wohnsitz:

Bankkontonummer: (•)bei(•)

BIC: (•)

IBAN: (•)

Insurance no./ date of birth: Gender: Marital status: Place of birth: Citizenship: Passport/ ID: Resident in: Bank Account: SWIFT: IBAN:

II. RECHTSGRUNDLAGEN	II. LEGAL BASES

1.    Dieses Dienstverhältnis unterliegt neben den gesetzlichen Bestimmungen dem anwendbaren Kollektivvertrag, das ist derzeit der Kollektivvertrag für Angestellte des Metallgewerbes (der "Kollektivvertrag").

2.    Mit ausdrücklicher Zustimmung des Dienstnehmers wird eine Einstufung im Sinne des Kollektivvertrages wie folgt vorgenommen:

Verwendungsgruppe: (•) Verwendungsgruppenjahr: (•)

1.    The emplyement relationship is subject to the provision of the collective labour agreement for employees in the metal industry (the "collective agreement").

2.    With the explivit consent of the emplyee classification within the meaning of the collective agreement will be made as follows:

Use group: (•)

Use group year: (•)

III. BEGINN, DAUER UND BEENDIGUNG DES DIENSTVERHÄLTNISSES	III. START, DURATION AND TERMINATION OF THE EMPLOYMENT CONTRACT

1.    Beginn: Das Dienstverhältnis beginnt am (•) und wird auf unbestimmte Dauer abgeschlossen.

2.    Beendigung: Das Dienstverhältnis kann von jeder Vertragspartei unter Einhaltung der gesetzlichen Kündigungsfrist zum 15. oder zum Letzten eines jeden Kalendermonats beendet werden. Bei Kündigung durch den Angestellten gelten jedenfalls die Kündigungsfristen, die der Dienstgeber einhalten muss.

1.    Start: This employment relationship commences with effect from (•). This agreement is concluded for an indefinite duration.

2.    Termination: This employment contract may be terminated by the parties under observance of the legal periods of notice to the 15th or to the last day of each month. In case of termination by the employee, apply the same legal periods of notice.

IV. DIENSTVERWENDUNG	IV. SCOPE OF WORK

1.    Der Dienstnehmer wird als (•) beschäftigt. Der Dienstnehmer verpflichtet sich, alle damit verbundenen Tätigkeiten und Leistungen zu verrichten und seine gesamte Arbeitskraft sowie alle seine Kenntnisse und Erfahrungen dem Dienstgeber zur Verfügung zu stellen und bei allen seinen Tätigkeiten die Interessen des Dienstgebers zu wahren.

2.    Der Dienstgeber wird die Verwendung und die Aufgaben des Dienstnehmers durch Weisungen oder Betriebsrichtlinien konkretisieren. Der Dienstnehmer anerkennt das Recht des Dienstgebers, sein jeweiliges Aufgabengebiet unter Bedachtnahme auf seine Fähigkeiten und Kenntnisse zu verändern oder ein neues Aufgabengebiet zuzuweisen.

3.    Der Dienstgeber ist berechtigt, den Dienstnehmer unter Fortzahlung des Grundgehaltes dienstfrei zu stellen, und ihm das Betreten der Geschäftsräumlichkeiten zu untersagen.

1.    The employee shall be appointed as (•). The employee agrees to all related duties and activities and to put its entire workforce and all his knowledge and experience available to the company and in all its activities to defend the interests of the employer.

2.    The employer will specify the duties of the employee through operating policies. The employee recognizes the right of the employer its respective area of responsibility in consideration of his abilities and knowledge or assign of new area of responsibility.

3.    The employer is entitled, to send the employee with continued payment of the base salary on garden leave, and prohibit him entering the office or the business premises.

V. DIENSTORT	V. LOCATION OF EMPLOYMENT

1.    Als Dienstort gilt der Sitz des Dienstgebers. Der Dienstnehmer erklärt sich ausdrücklich bereit, Dienstreisen – auch ins Ausland – durchzuführen.

2.    Der Dienstnehmer verpflichtet sich, nach Maßgabe der betrieblichen Erfordernisse über die Normalarbeitszeit hinaus zu arbeiten, also Mehrarbeit und Überstunden zu leisten.

3.    Weiteres verpflichtet sich der Dienstnehmer, nach Maßgabe der betrieblichen Erfordernisse Nachtarbeit sowie in Ausnahmefällen Feiertags- und Wochenendarbeit zu leisten. Auf Wunsch des Dienstgebers sind vom Arbeitnehmer Arbeitszeitaufzeichnungen zu führen.

1.    The registered office address of the employer is the working location of the employee. The employee agrees explicitly ready, business travels-also abroad-perform.

2.    The employee is obliged to work in accordance with the operational needs over the normal working hours, so perform of more working hour and overtime.

3.    Further agrees the employee, to provide in accordance with the operational needs as well as night work in exceptional cases, public holidays and weekend work.

VII. ENTGELT	VII. REMUNERATION

1.    Das vereinbarte monatliche Brutto-Grundgehalt beträgt € (•).

2.    Festgehalten wird, dass dieses Grundgehalt deutlich über dem kollektivvertraglichen Mindestgehalt liegt und die Parteien bei der Festsetzung des Grundgehalts sowie sonstiger Entgeltbestandteile bereits die nächste zu erwartenden kollektivvertraglichen Gehaltserhöhungen für 2016 berücksichtigt und eingerechnet haben. Die Anwendbarkeit dieser kollektivvertraglichen Gehaltserhöhungen für 2016 wird daher jedenfalls einvernehmlich ausgeschlossen.

3.    Die monatlichen Gehaltszahlungen erfolgen im Nachhinein zum Letzten jedes Monats. Darüber hinaus erhält der Dienstnehmer jährlich ein zur Arbeitszeit im Kalenderjahr aliquotes 13. und 14. Gehalt in der Höhe des Grundgehaltes (Urlaubsbeihilfe und Weihnachtsremuneration), zahlbar gemäß Kollektivvertrag.

4.    Alle Zahlungen erfolgen durch Überweisung auf ein dem Dienstgeber bekanntzugebendes Gehaltskonto des Dienstnehmers.

1.    The agreed monthly salary to € (•) gross.

2.    It is noted that basic salary is well above the collectively agreed minimum wage and have in setting the basic salary and other remuneration components already the next anticipated collective bargaining salary increases for 2016 considered and taken into account by the parties. The applicability of this collective agreement salary increases for 2016 therefore excluded in any case.

3.    The monthly salary payments shall be transferred to the employee’s bank account by the end of the month. In addition, the employee receives an annual working time in the calendar year aliquot 13th and 14th salary in the amount of the base salary (Christmas bonus and holiday allowance), payable in accordance with the collective agreement.

4.    All payments shall be made by bank transfer to the employee’s bank account.

5.    Mit diesem Entgelt sind alle Dienstleistungen, insbesondere Mehrarbeit und Überstunden (Grundentgelt und Zuschläge), jede etwaige Mehrvergütung für

Wochenend-, Feiertags- oder Nachtarbeit, vollständig abgegolten (All-in Regelung).

6.    Freiwillige Zuwendungen: Zusätzlich zu diesem Gehalt kann der Dienstnehmer einen erfolgsorientierten Bonus im Rahmen des betriebsinternen Bonus-Schemas erhalten. Dieses Schema wird jährlich neu definiert. Ein Rechtsanspruch auf einen derartigen Bonus besteht jedoch nicht. Insbesondere behält sich der Dienstgeber das Recht vor, das Bonus-Schema abzuändern bzw. zur Gänze auszusetzen. Diese Begünstigungen oder Zahlungen gelten als freiwillig gewährt und können jederzeit widerrufen werden.

5.    This remuneration is included, particularly more working hours and overtime (basic remuneration and bonuses) substitution, any additional remuneration for weekend, holiday or night work, fully covered (All-in regulation).

6.    Voluntary contributions: Additionally to this remuneration the employee may receive a success related bonus according to the intra company bonus scheme. This bonus scheme is newly defined each year. Especially the employer reserves the right to make alterations to the bonus scheme or suspend entirely. These benefits or bonus payments are granted on a voluntary basis, may be revoked at any time.

VIII. BETRIEBLICHE VORSORGEKASSE	VIII. COMPANY PENSION FUND

Der Dienstgeber wird die gesetzlich vorgeschriebenen Beiträge zur Betrieblichen Vorsorgekasse entrichten. Der Dienstgeber wird die Betriebliche Vorsorgekasse im Sinne des Mitarbeiter- und Selbständigenvorsorgegesetzes (BMSVG) gesondert schriftlich bekannt geben.	The employer will pay the statutory contributions to the company pension fund. The employer will provide the Company pension fund within the meaning of the Employee and Self Act (BMSVG) separately in writing.

IX. DIENSTVERHINDERUNG – KRANKHEIT - WOHNSITZÄNDERUNGEN	IX. INCAPACITATION – ILLNESS - RESIDENCE

Der Dienstnehmer verpflichtet sich, eine Änderung seines Aufenthaltsortes oder seiner Wohnanschrift unverzüglich schriftlich zu melden.

Für den Fall einer Dienstverhinderung verpflichtet sich der Dienstnehmer, dem Dienstgeber unverzüglich Mitteilung zu machen und deren voraussichtliche Dauer bekannt zu geben. Ferner verpflichtet er sich, im Falle der Erkrankung dem Dienstgeber unaufgefordert, spätestens am dritten Tag, eine Bescheinigung eines Arztes oder der Krankenkasse vorzulegen, aus der die Arbeitsunfähigkeit, ihr Beginn und die voraussichtliche Dauer ersichtlich ist. Der Arbeitegeber ist berechtigt, die Vorlage der ärztlichen Bescheinigung früher zu verlangen.

The employee is obliged to report a change of his whereabouts or his home address in writing without delay.

In the case of incapacitation, the employee is obligated to inform the employer immediately and its probable duration.

In case of illness, the employee shall submit a medical certificate no later than on the third day that indicates the period of time estimated to be required for recovery. The employer is entitled to request a medical certificate at an earlier point in time.

IX. URLAUB	IX. ANNUAL LEAVE

Der jährliche Urlaubsanspruch, derzeit 25 Arbeitstage (fünf Wochen), richtet sich nach dem Urlaubsgesetz in der jeweils geltenden Fassung.

Der Dienstnehmer erklärt sich bereit, einen Teil seines Urlaubsanspruches in der Zeit der jährlichen ca. 7-tägigen Betriebsruhe zwischen Weihnachen und Neujahr zu konsumieren, wenn der Arbeitsaufwand es zulässt.

The yearly annual leave entitlement amounts to the leagal regulation and currently amounts to 25 working days (five weeks).

The employee agrees to consume a part of his annual leave 7 days during the Christmas and New Year period, if the workload allows.

XI. VERSCHWIEGENHEITSPFLICHT	XI. CONFIDENTIALY

Der Dienstnehmer ist verpflichtet, alle ihm anvertrauten oder sonst bekannt gewordenen Informationen über die Gesellschaft, Konzerngesellschaften sowie über Kunden oder Geschäftspartner der Gesellschaft, an deren Geheimhaltung die Gesellschaft oder deren Kunden oder Geschäftspartner ein Interesse haben, gegenüber Dritten (auch Familienangehörigen und Mitarbeitern aus anderen Abteilungen) geheim zu halten und solche Informationen weder selbst noch durch Dritte, sei es mittelbar oder unmittelbar, zu verwerten. Zu diesen Informationen gehören insbesondere die Betriebs- und Geschäftsgeheimnisse (auch in der Form technischer Daten und Informationen), Arbeitsergebnisse des Mitarbeiters oder anderer Mitarbeiter oder Vertragspartner, Kundendaten, Unterlagen und Informationen, die beim Kunden ausliegen, Immaterialgüterrechte und Know-how, die internen steuerlichen, wirtschaftlichen und gesellschaftsrechtlichen Verhältnisse der Gesellschaft und die persönlichen oder wirtschaftlichen Verhältnisse der Mitarbeiter und der Gesellschafter der Gesellschaft sowie die Tatsache, dass der Gesellschaft ein Auftrag erteilt worden ist oder eine bestimmte Person Auftraggeber oder Geschäftspartner der Gesellschaft ist. Im Zweifel, ob eine geheim zuhaltende Information vorliegt, ist die Gesellschaft zu befragen.

Employee is obliged to keep secret, not to disclose and not to use any of confidential information regarding to Employer, his clients, obtained during employment relationship between the Employee and the Employer or in connection with it.

Not to disclose, use or permit for disclosure or using by third parties any of non-public information regarding the Employer.

Not to disclose use or permit for disclosure or using by third parties any of non-public information regarding to commercial offers, know-how, business plans, finances and financial plans of the Employer’s entity also information regarding any legal proceedings and any other proceedings with participation of the Employer;

Employee is not allowed to drawing up any copies, extracts or notes from any confidential documents, which are in particular: plans, projects, instructions, records, software, archival materials, whole correspondence, data bases, daily reports and any other notes, documents or other materials received form clients of the Employer (toward which the Employer is obliged to keep confidential), instruction regarding to functioning of the enterprise of the Employer, management methods, technology and techniques of the Employer, excerpt situations when they are necessary to perform tasks assigned by the Employer.

The obligations of this contractual section last two years continued even after the termination of employment.

Es ist dem Dienstnehmer untersagt, Kopien (in welcher Form auch immer) von Geschäftsunterlagen, zu privaten oder außerbetrieblichen Zwecken anzufertigen.

Die Verpflichtungen dieses Vertragspunktes dauern auch nach der Beendigung des Dienstverhältnisses zwei Jahre lang fort.

XII. VERPFLICHTUNG ZUM DATENGEHEIMNIS	XII. COMMITMENT TO DATA SECRECY

Aufgrund seiner Tätigkeit unterliegt der Dienstnehmer dem Datengeheimnis gemäß den Bestimmungen des Bundesgesetzes über den Schutz personenbezogener Daten (Datenschutzgesetz) BGBl. 565/1978. Er ist zur strengsten Geheimhaltung aller automationsunterstützt verarbeiteter Daten, die ihm in Zuge seiner Tätigkeit beim Dienstgeber in welchem Zusammenhang immer, zur Kenntnis gelangen, ausdrücklich und unwiderruflich verpflichtet.

1.    Dem Datengeheimnis unterliegen sämtliche personenbezogenen Daten, also Angaben über physische Personen (Menschen) wie z. B. Name, Anschrift, Alter, Familienstand, Familienverhältnisse, Krankenstand, Gehalt, Zulagen, usw. oder juristische Personen (Gesellschaften, Firmen, Vereine, usw.), wie z. B. Art des Unternehmens, Konzernzugehörigkeit, Umsatz, Außenstände, Kontonummern, Kredithöhe, Beschäftigtenstand, Auftragslage, Bilanzdaten, Liquidität, sonstige Betriebskennzahlen, die mit EDV verarbeitet werden oder wurden, soweit sie, in welchem Zusammenhang auch immer, mit der beruflichen Tätigkeit des Dienstnehmers, und auf welche Art auch immer bekannt werden bzw. zugänglich sind. Erfaßt sind hievon insbesondere EDV-Ausdrucke sowie Abschriften und Auszüge von den EDV-Ausdrucken.

Due to its activity the employee is subject to the confidentiality of data in accordance with the provisions of the Federal Law on the Protection of Personal Data (Data Protection Act) BGBl. 565/1978. He is the strictest secrecy of all using automated processed data to him always arrive in the course of its activities when employer in what context, note, expressly and irrevocably committed.

1.    The confidentiality of data subject to any personal data, data on physical persons (People) such as name, address, age, marital status, family situation, health status, remuneration, allowances, etc., or legal persons (companies, firms, associations, etc.), such as the type of company, group affiliation, revenue, outstanding, bank account numbers, loan amount, employment status, job position, balance sheet data, liquidity, other operational metrics, which are processed by computer or were, so far as they, in whichever context , to the professional activities of the employee, and in what way and are always known or accessible. Entered are thereof in particular computerized printouts and copies and extracts from the computer printouts.

2.   Automationsunterstützt verarbeitete Daten dürfen nur mit ausdrücklicher, schriftlicher Zustimmung der Geschäftsführung bzw. des jeweils zuständigen Projektleiters an Dritte übermittelt oder weitergegeben werden.

3.    Die Verpflichtung zur Geheimhaltung von Daten bleibt auch im Falle des Ausscheidens des Dienstnehmers in vollem Umfang aufrecht.

4.    Der Dienstnehmer wurde in Kenntnis gesetzt, dass Verstöße gegen die Verpflichtungen des Datengeheimnisses gemäß Datenschutzgesetz strafbar sind, und wurde auf etwaige arbeits- bzw. schadenersatzrechtliche Folgen hingewiesen.

5.    Die den Datenschutz betreffenden Bundesgesetzblätter liegen zur Einsicht auf.

2.    Using automated processed data may be communicated or disclosed only with the express written consent of the Management Board or the relevant competent project manager to a third party.

3.    The obligation of confidentiality of data is maintained even in the case of termination/resignation of the employee.

4.    The employee has been informed that breaches of the obligations of the data secrecy provisions Data Protection Act are punishable, and reference was made to any working or damages legal consequences.

5.    The Federal Law relating to the data protection leaflet are available for inspection.

XIII. ARBEITSERGEBISSE, IMMATERIALGÜTERRECHTE	XII. RESULTS OF WORK, INTELLECTUAL PROPERTY RIGHTS

Der Dienstnehmer ist einverstanden, dass alle Arbeitsergebnisse, die er im Zusammenhang mit dem Dienstverhältnis schafft, Eigentum der Gesellschaft werden bzw. der Gesellschaft das größtmögliche Nutzungs-, Bearbeitungs- und Verwertungsrecht daran eingeräumt wird. Dazu zählen zum Beispiel Projektunterlagen, Prozesspläne, Software, etc. Insbesondere hat die Gesellschaft Anspruch auf alle Diensterfindungen des Mitarbeiters (§ 6 Patentgesetz).	The employee agrees that all work results, he creates in connection with the employment relationship, owned by the Company or the Company will be the widest possible use, processing and utilization right is granted to it. These include, for example, project documentation, process plans, software, etc. In particular, the Company shall be entitled (§ 6 Patent Law) has all the service inventions of the employee.

Dem Mitarbeiter steht nur für die Überlassung oder Nutzung von Diensterfindungen eine angemessene Entschädigung gemäß den gesetzlichen Vorschriften zu. Darüber hinaus ist die Überlassung von Immaterialgut mit dem vereinbarten Gehalt abgegolten.	The employee is Entitled to adequate compensation in accordance with statutory requirements for transfer of use of employee inventions. Moreover, the transfer of incorporeal with the Agreed salary is paid

XIV. Verfall von Ansprüchen	XIV. EXPIRE OF CLAIMS

Die Geltendmachung von Ansprüchen aus dem Dienstverhältnis ist für den Dienstnehmer nach Ablauf einer Frist von sechs Monaten nach der Fälligkeit ausgeschlossen, wenn der Kollektivvertrag keine anderen Fristen vorsieht. Die Ansprüche sind durch eingeschriebenen Brief an den Dienstgeber geltend zu machen.

The assertion of claims arising from the employment relationship is impossible for the employee after a period of six months after the due date, if the collective agreement does not provide for other periods. The claims shall be asserted by registered letter to the employer.

XV. Nebentätigkeiten, Konkurrenzklausel, Abwerbeverbot	XV. OUTSIDE ACTIVITIES, COMPETITION CLAUSE, COLICITATION

Die Ausübung jeder anderen auf Erwerb gerichteten oder nach Art und Umfang üblicherweise entgeltlichen Tätigkeit des Dienstnehmers bedarf der vorherigen schriftlichen Zustimmung der Gesellschaft.

Gesetzliche Konkurrenzverbote bleiben unberührt.

The employee is obligated, during the duration of this employment, not to enter into any additional occupation, be it independently or dependently, without previous consent of the employer.

Legal prohibitions competition agreements remain unaffected.

XVI. SONSTIGES	XVI. MISCELLANEOUS

Änderungen und Ergänzungen der vorherstehenden Vereinbarungen bedürfen der Schriftform. Mündliche Abreden bestehen nicht.

Dieser Vertrag ist die abschließende Regelung aller Rechte und Pflichten zwischen den Vertragsparteien, gleichgültig was vorher gegolten hat oder vereinbart wurde.

Die Unwirksamkeit einer Bestimmung dieses Vertrages lässt die Gültigkeit der übrigen Bestimmungen unberührt. An die Stelle einer unwirksamen Bestimmung tritt jene, die dem wirtschaftlichen Zweck am nächsten kommt. Gleiches gilt für eine nicht intendierte Regelungslücke.

Dieser Vertrag ist zweisprachig erstellt, wobei die englische Version lediglich konzerninternen Gründen dient. Im Falle von Widersprüchen zwischen den beiden Sprachversionen ist die deutschsprachige Version verbindlich.

Dieser Vertrag wurde in zwei Ausfertigungen erstellt. Jede Vertragspartei hat eine Ausfertigung erhalten.

Changes and additions to the foregoing agreements must be in writing. Verbal agreements do not exist.

This agreement is the final settlement of all rights and obligations between the parties, no matter what has been considered previously, or was agreed.

The invalidity of any provision of this contract shall not affect the validity of the remaining provisions. In place of an ineffective provision, those most closely approximates the economic purpose. The same applies to an unintended loophole.

This contract is compiled bilingually, whereas the English version serves group-interior purposes only. In case of contradiction between the two versions the German Version shall prevail.

This contract was created in duplicate. Each party shall receive an originals.

Ort, Datum	Place, Date

(Unterschrift Dienstnehmer)	(Signature of the employee)

(Unterschrift Dienstgeber)	(Signature of the employer)